Exhibit 33.1

Report on Assessment of Compliance with Servicing Criteria

1.	Santander Consumer USA Inc. (the “Asserting Party”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB as of and for the year ended December 31, 2012 (the “Reporting Period”). The transactions covered by this report include privately and publicly issued auto loan asset-backed securities transactions issued since 2007 for which the Company acted as servicer involving auto loans (the “Platform”).

2.	The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria except for the following criteria which the Asserting Party determined are not applicable to the activities performed by the Asserting Party with respect to the Platform: 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ii),
1122(d)(4)(ix), 1122(d)(x), 1122(d)(xi), 1122(d)(xii), and 1122(d)(xiii).

3.	The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria except for the following criteria which the Asserting Party determined are not applicable to the activities performed by the Asserting Party with respect to the Platform for transactions that are sub-serviced: 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii),
1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xiv).

4.	With respect to servicing criteria 1122(d)(3)(i)(B), certain reports to investors provided information that was not calculated in accordance with the terms specified in the transaction agreements. Forms 10-D/A were filed on September 13, 2012 and on February 27, 2013 to accurately reflect information calculated in accordance the terms of the transaction agreements. Neither the timing nor the amount of principal or interest payable to Noteholders was impacted by the adjustments.

5.	The Asserting Party has complied, in all material respects, with the applicable servicing criteria as of December 31, 2012 and for the Reporting Period with respect to the Platform taken as a whole.

6.	Deloitte & Touche LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with all the applicable servicing criteria as of December 31, 2012 and for the Reporting Period.

8585 N. Stemmons Frwy, Suite 1100-North, Dallas, TX 75247

Phone 214-634-1110 • Fax 214-630-0828 • Web www.santanderconsumerusa.com

March 25, 2013

SANTANDER CONSUMER USA INC.

By:	/s/ Jason Kulas
Name:	Jason Kulas
Title:	Chief Financial Officer

By:	/s/ Mark McCastlain
Name:	Mark McCastlain
Title:	Senior Vice President, Treasurer

8585 N. Stemmons Frwy, Suite 1100-North, Dallas, TX 75247

Phone 214-634-1110 • Fax 214-630-0828 • Web www.santanderconsumerusa.com

Appendix A

The Transactions in the Platform include the following:

1)	SDART 2010-1, SDART 2010-2, SDART 2010-3, SDART 2010-A, SDART 2010-B, SDART 2010-H, SDART 2011-1, SDART 2011-2, SDART 2011-3, SDART 2011-4, SDART 2011-S1, SDART 2011-S2, SDART 2012-1, SDART 2012-2, SDART 2012-3, SDART 2012-4, SDART 2012-5, SDART 2012-6, SDART 2012-A

2)	SCART 2011-WO, SCART 2011-S1

3)	TRIAD 2007-B

4)	CAIT 2009-1

5)	SCARF 2011-A

6)	ALA 2011-A, ALA 2011-B

8585 N. Stemmons Frwy, Suite 1100-North, Dallas, TX 75247

Phone 214-634-1110 • Fax 214-630-0828 • Web www.santanderconsumerusa.com